UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 7, 2015

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number,
including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2015, Momenta Pharmaceuticals, Inc. (the “Company”) appointed Matthew P. Ottmer as its Chief Operating Officer.  The Company publicly announced the appointment of Mr. Ottmer as Chief Operating Officer in a press release dated December 7, 2015.

Mr. Ottmer, age 44, served as Senior Vice President, Strategy & Emerging Businesses of Biogen, Inc., a biotechnology company, from July 2014 to July 2015.  Prior to that, he served as Head of the Tysabri business at Biogen from March 2012 to July 2014, and as Chief of Staff to the Chief Executive Officer of Biogen from October 2010 to March 2012.  Mr. Ottmer joined Biogen in 1999.

In connection with his appointment as Chief Operating Officer, the Company and Mr. Ottmer entered into an offer letter agreement and a formal executive employment agreement (together, the “Employment Agreement”). The Employment Agreement entitles Mr. Ottmer to receive an annual base salary of $450,000 and, beginning in fiscal year 2016, an annual cash bonus opportunity targeted at 50% of his annual base salary.  Mr. Ottmer will also receive the standard severance protections that are offered to the Company’s other similarly situated executive officers in the event his employment is terminated by reason of his death or disability, by the Company without cause, or by his voluntary resignation for good reason.  These benefits include (i) 12 months of his base salary, payable in installments in accordance with the Company’s payroll practices beginning on the first payroll date that is at least 60 days following the termination date, (ii) an amount equal to the greater of his target bonus for the fiscal year in which the date of termination occurs and the annual bonus paid to him for the most recently completed fiscal year, payable in a lump sum on the first payroll date that is at least 60 days following the termination date, (iii) continued life, medical, dental, health and accident and disability insurance benefits on the same basis as provided to similarly situated active employees for a period of 12 months, and (iv) continued vesting of any unvested Company stock options for 12 months following the termination date, extension of the right to exercise any such stock options through the earlier of three months after such 12 months and the original expiration date of the option, and vesting on the termination date of any Company restricted stock awards subject solely to service-based vesting conditions that would have vested during the 12 months following the termination date.  If Mr. Ottmer’s employment is terminated without cause or if he resigns for good reason, in either case, either within one year following a change in control or prior to a change in control if Mr. Ottmer demonstrates that the termination was in connection with the change in control, he will receive the foregoing severance benefits except that, in lieu of the vesting provided in clause (iv), he will instead receive immediate vesting of all unvested Company equity-based awards.  Mr. Ottmer’s right to receive severance benefits, other than as a result of his termination without cause or resignation for good reason either within one year following a change in control or prior to a change in control if Mr. Ottmer demonstrates that the termination was in connection with the change in control, is conditioned upon his timely entering into a severance agreement and mutual release of claims with the Company.  For purposes of the foregoing, “cause”, “good reason” and “change in control” have the meanings given in the Employment Agreement.

At the first meeting of the compensation committee of the Company’s board of directors following Mr. Ottmer’s commencing employment, the Company intends to grant Mr. Ottmer an option under the 2013 Incentive Award Plan to purchase 175,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the stock on the grant date. The option will vest as to 25% of the shares on the first anniversary of the grant date and as to an additional 6.25% of the shares at the end of every three month period thereafter, subject to Mr. Ottmer’s continued service through each vesting date. As a condition to the option grant, Mr. Ottmer has entered into the Company’s standard Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, which provides for the protection of the Company’s confidential information in perpetuity, the transfer of certain intellectual property ownership rights to the Company and a 12-month post-termination non-compete period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: December 7, 2015	By:	/s/ Bruce A. Leicher

Bruce A. Leicher
Senior Vice President, General Counsel and Secretary